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                                                                     EXHIBIT 3.1

                                 SECOND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                             NUTRITION MEDICAL, INC.


          Under and pursuant to the Minnesota Business Corporation Act, the board of directors and shareholders of Nutrition Medical, Inc., have resolved to amend the retated articles of incorporation of the corporation, which are restated as follows:

                                ARTICLE 1.  NAME

          The name of the corporation is Nutrition Medical, Inc.

               ARTICLE 2.  REGISTERED OFFICE AND REGISTERED AGENT

          The address of the registered office of the corporation is 308 12th Street South, Buffalo, MN 55313.

                          ARTICLE 3.  AUTHORIZED SHARES

          The aggregate number of authorized shares of the corporation is 25,000,000, par value of $.01 per share, of which 5,000,000 are undesignated preferred stock. The remaining shares shall be divisible into classes and series, have the designations, voting rights, and other rights and preferences, and be subject to the restrictions, that the board of directors may from time to time establish, fix, and determine, consistent with these articles of incorporation. Unless otherwise designated by the board of directors, all issued shares shall be deemed common stock with equal rights and preferences.

                        ARTICLE 4.  NO CUMULATIVE VOTING

          There shall be no cumulative voting by the shareholders of the corporation.

                        ARTICLE 5.  NO PREEMPTIVE RIGHTS

          The shareholders of the corporation shall not have any preemptive rights to subscribe for or acquire securities or rights to purchase securities of any class, kind, or series of the corporation.

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                        ARTICLE 6.  ISSUANCE OF SHARES TO
                       HOLDERS OF ANOTHER CLASS OR SERIES

          Shares of any class or series of the corporation, including shares of any class or series which are then outstanding, may be issued to the holders of shares of another class or series of the corporation, whether to effect a share dividend or split, including a reserve share split, or otherwise, without authorization, approval or vote of the holders of shares of any class or series of the corporation.

                     ARTICLE 7.  WRITTEN ACTION BY DIRECTORS

          An action required or permitted to be taken at a meeting of the board of directors of the corporation may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by all of the directors unless the action need not be approved by the shareholders of the corporation, in which case the action may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by the number of directors that would be required to take the same action at a meeting of the board of directors of the corporation at which all of the directors were present.

                         ARTICLE 8.  DIRECTOR LIABILITY

          A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under sections 302A.559 or 80A.23 of the Minnesota Statutes; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the date when this article 8 became effective.

          If the Minnesota Business Corporation Act is hereafter amended to authorized any further limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act, as amended.

          Any repeal or modification of the foregoing provisions of this article 8 by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.


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